SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 6, 2015 (August 1, 2015)

TORCHMARK CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-08052	63-0780404
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)
3700 South Stonebridge Drive, McKinney, Texas 75070
(Address of principal executive offices)
Registrant’s telephone number, including area code: (972) 569-4000
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

United American Insurance Company (United American) and First United American Life Insurance Company (First United), wholly-owned subsidiaries of Torchmark Corporation (Torchmark), provide coverage to Medicare Part D beneficiaries through their Medicare Part D Prescription Drug Plans (the Part D Plans). United American and First United have experienced, and are working to resolve issues related to customer service and claims processing in their Part D Plans. As a consequence, the Centers for Medicare & Medicaid Services (CMS) have placed United American and First United on intermediate sanctions with respect to their Part D Plans, effective August 1, 2015.

All marketing activities and enrollment of Medicare Part D beneficiaries have been suspended. The CMS action does not restrict coverage of existing beneficiaries in the Part D Plans, so these beneficiaries can continue to maintain their Part D coverage under the Part D Plans. In addition, United American and First United American can continue to provide coverage to existing employer group plans. Newly eligible members of existing groups can be enrolled in the Part D Plans.

The sanctions apply only to the Part D Plans. They do not apply to Medicare supplement coverage. Torchmark does not expect the sanctions on the Part D Plans to have a material impact on its 2015 earnings.

Torchmark is committed to compliance and is taking these issues very seriously. The Company is working to address CMS’ areas of concern as quickly as possible. Torchmark is committed to expeditiously resolve any beneficiary issues.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCHMARK CORPORATION

Date: August 6, 2015

/s/ Carol A. McCoy
Carol A. McCoy, Vice President, Associate Counsel and Corporate Secretary